EXHIBIT 10.10

March 15, 2008

Board of Directors

Energy Partners, Ltd.

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

Gentlemen:

This letter confirms our understanding that Energy Partners, Ltd. (the “Company”) has engaged the undersigned to act as the Company’s Chief Restructuring Officer from the date of this agreement (the “Agreement”) with respect to the services described herein. The parties to this Agreement agree and acknowledge that this Agreement is supported by adequate and valuable mutual consideration, the mutual covenants and agreements of the parties, the services to be performed hereunder, and the fees and other monetary payments to be paid and received by the parties hereunder.

As part of my duties as Chief Restructuring Officer, I will perform executive and advisory services customarily provided by a Chief Restructuring Officer and such other duties as reasonably requested by the Board of Directors (sometimes herein referred to as “You”), including the following:

•	Provide executive leadership and problem solving for the full range of the Company’s needs.

•	Review and assess the positions and interests of the current stakeholders.

•	Review the financial performance of the Company.

•	Develop, propose, and where possible, implement, subject to Board direction, plans to address issues now confronting the Company and its stakeholders.

I understand that I will need to use my full working hours, subject to the following sentence, to perform the engagement hereunder and I also understand that I will primarily need to be at the Company’s headquarters in New Orleans during the work week. You understand that I have certain duties to perform on behalf of public boards on which I am serving, and the Company and You agree to accommodate those commitments.

As compensation for the commitment of time and resources and the services provided by me hereunder, the Company agrees to pay me a monthly fee of $50,000 per month (the “Monthly Fee”). I will provide the Company with an invoice for such fee and any reasonable business and travel expenses incurred by me on or about the 15th and last day of each month, which the Company shall pay in full by wire transfer no later than three business days thereafter.

A Retainer (the “Retainer”) of $25,000 shall be delivered to me by wire transfer immediately following the execution of this Agreement. Any Retainer amounts held by me at the inception of this Agreement shall not be used to satisfy monthly invoices for fees and expenses, but shall be held to assure final payment to me for any unpaid fees, expenses, and success fees. Any unused portion of the Retainer shall be refunded upon the completion of the engagement hereunder.

You agree that thirty days after the date hereof, you will review the Monthly Fee for an increase, which increase shall be based on the work being performed by me at that time. Furthermore, in the event that a definitive agreement is reached during the term of this engagement with the holders of the Company’s notes due in 2013 and 2014 that have an aggregate face amount of $450 million which results, in the reasonable discretion of the Board, in the Company avoiding a bankruptcy filing, I will be paid a fee of $125,000 as promptly as practicable. You agree that we will discuss other benchmarks that may warrant additional payments.

Under the terms of this Agreement, I will be acting under the authority of the Board of Directors. In connection with my engagement, the Company will furnish me with all information concerning the Company that we reasonably deem appropriate and will provide me with reasonable access to the Company’s managers, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that I will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. All confidential information concerning the Company that is given to me will be used solely in the course of the performance of my services hereunder. Except as otherwise required by law, I will not disclose this information to a third party without the Company’s consent.

My engagement hereunder may be terminated upon 10 days notice by either the Board or me, provided, however, that in the event of any termination of my engagement, I will continue to be entitled to receive payment for any accrued but unpaid Advisory Fees and the out-of-pocket expenses provided for herein. Any termination shall not affect the Company’s agreement to advance and indemnify me as provided in Schedule I attached hereto.

This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all previous agreements between the parties hereto, whether written, oral or otherwise. Any amendments to this Agreement shall only be valid if made in writing and signed by all parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Since I will be acting on behalf of the Company in connection with its engagement hereunder, the Company agrees to advance and indemnify me as described in Schedule I attached hereto.

Any notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be given by Registered, Certified or Express Mail (i) if to the Company, at the address set forth above, and (ii) if to me at 10222 Daria Drive, Dallas, Texas 75229.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may not be assigned by either party hereto, without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party. This Agreement has been and is made solely for the benefit of the Company and me and their respective successors and assigns, and no other shall acquire or have any right under or by virtue of this Agreement.

This Agreement is to be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws. Each of the parties consents to binding arbitration as provided in this paragraph for any dispute among the parties arising out of matters related to this Agreement. Each of the parties waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator as provided herein. The waiver in this paragraph will not prevent any party from commencing an action in any court for the sole purposes of enforcing the obligation of a party to submit to binding arbitration or the enforcement of an award granted by arbitration herein. In the event of any dispute among the parties as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided. If arbitration is required to resolve a dispute among the parties, any party may notify J.A.M.S./Endispute (“Agency”) and request Agency to select one person to act as the arbitrator for resolution of the dispute. The arbitrator selected pursuant to this paragraph will establish the rules for proceeding with the arbitration of the dispute and such rules will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of the Agency for commercial arbitration but is encouraged to adopt such rules, as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of fair market value without formal appraisals and upon such information provided by parties or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants. Any award made by the arbitrator shall be binding on the parties and shall be enforceable to the fullest extent of the law. Any arbitration hereunder shall be conducted in Dallas, Texas, unless Agency shall not have an office in such location (and shall otherwise be unable to conduct the arbitration in such location) in which case such arbitration shall be conducted in such other place as determined by mutual consent of the parties.

We are pleased to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

By:
Alan D. Bell

Accepted and agreed to by the Company as its valid legal obligation as of the date first written above:

By:
John. H. Peper
Executive Vice President, General Counsel and Corporate Secretary

1.

Indemnification. As a material part of the consideration for the agreement of Alan D. Bell (“Bell”) to furnish his services under the Agreement, the Company agrees to indemnify and hold harmless Bell and his employees, agents, attorneys, and affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, and controlling persons within the meaning of either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), to the fullest extent allowed by the laws of the State of Delaware, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, the Company agrees to advance and reimburse the Indemnified Parties, to the fullest extent allowed by the law of the State of Delaware, for any legal or other expenses incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Bell, on the other hand, in connection with the actual or potential Transaction and the services rendered by Bell. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Bell, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Bell pursuant to the Agreement.

The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Bell. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

Prior to entering into any agreement or arrangement with respect to, or effecting, any (i) merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or a significant proportion of its assets, or (ii) significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Agreement, the Company will notify Bell in writing thereof (if not previously so notified) and, if requested by Bell, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Bell. The Company further agrees that neither Bell nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of Bell’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulting primarily from the willful misconduct or gross negligence of any Indemnified Party. The indemnity reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

The Company further agrees to cause its insurer(s) to name Bell as an additional insured under all of the Company’s insurance policies, including, but not limited to, its director and officers insurance policy, general liability insurance policy and employment practice liability policy.